Exhibit 10.73

KOSMOS ENERGY LTD.
LONG TERM INCENTIVE PLAN

Award Agreement
[YEAR] Director Grant – Elective Shares

You have been issued an Award of Shares (this “Award”) in accordance with your prior election to receive your annual cash retainer (or the applicable portion thereof) for your service as a member of the Board during calendar year [YEAR] (the “Covered Year”) entirely in the form of Shares under the Kosmos Energy Ltd. Long Term Incentive Plan (the “Plan”) in lieu of cash.

Your Award is subject to the terms and conditions of the Plan and the terms and conditions set forth in this Award agreement (including Attachment A hereto, collectively, this “Agreement”). Unless defined in this Agreement, capitalized terms will have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant:	[NAME] (the “Participant”)
Number of Shares:	[●] Shares
Issuance Date:	[DATE] (the “Issuance Date”)

Exhibit 10.73

Attachment A

Award Agreement
Terms and Conditions
Grant to: [NAME]

Section 1. Issuance of Award.

(a)     Issuance. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby issues this Award of Shares to the Participant on the Issuance Date. This Award of Shares is being issued pursuant to Section 10 of the Plan as an Other Stock-Based Award. The terms of the Plan are incorporated herein by reference and made a part of this Agreement.

(b)    Election to Receive Award in Lieu of Annual Cash Retainer. The Participant agrees and acknowledges that this Award of Shares is being made in accordance with, and in full satisfaction of, the Participant’s prior election to receive the Participant’s annual cash retainer (or the applicable portion thereof) for service as a member of the Board during the Covered Year entirely in the form of Shares under the Plan in lieu of cash (the “Election”). By accepting this Award of Shares, the Participant agrees and acknowledges that, in accordance with the Participant’s Election, the Participant is not entitled to receive from the Company the annual cash retainer (or the applicable portion thereof) covered by such Election for the Participant’s service as a member of the Board during the Covered Year.

(c)    Unrestricted Shares. As of the Issuance Date, the Shares subject to this Award shall be fully-vested, non-forfeitable and unrestricted Shares.

(d)    Rights as a Shareholder. As of the Issuance Date, the Participant shall have all of the rights of a shareholder with respect to the Shares subject to this Award, including the right to vote and to receive dividends and other distribution on such Shares.

(e)    Transferability. As of the Issuance Date, the Shares subject to this Award shall be fully assignable, saleable and transferable by the Participant, subject to compliance with the terms of the Plan and applicable securities laws.

Section 2. Delivery of Shares. As of the Issuance Date, the Company shall deliver the Shares underlying this Award to the Participant by transfer or issuance to the Depository Trust Company for the benefit of the Participant or by delivery of a share certificate registered in the Participant’s name and such transfer or issuance shall be evidenced in the register of members of the Company.

Section 3. Miscellaneous Provisions.

(a)     Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Kosmos Energy Ltd.
8176 Park Lane, Suite 500
Dallas, Texas 75231
Attention: General Counsel

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b)     Entire Agreement. This Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c)     Amendment; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d)     Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e)     Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)     Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Award of Shares pursuant to the provisions of this Agreement.

(h)     Plan. The Participant acknowledges and understands that material definitions and provisions concerning the Award of Shares and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of the Plan.

(i)    Dispute Resolution. If any dispute arising out of or relating to this Agreement or the Plan, or the breach thereof, cannot be settled through negotiation, the parties agree first to try in good faith to settle such dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules. If the parties fail to settle such dispute within 30 days after the commencement of such mediation, such dispute shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the arbitral award rendered may be entered in any court having jurisdiction thereof.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

KOSMOS ENERGY LTD.
By:
	Name:	Andrew G. Inglis
	Title:	Chairman and Chief Executive Officer

[NAME]

A-4